Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2014 First Quarter Conference Call Script

Call date: Monday, May 5, 2014

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer

Good afternoon and welcome to the Where Food Comes From 2014 first quarter conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Specifically, our statements about future revenue, expenses, profitability, cash, growth strategy, market acceptance of the Company’s products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements. There are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. At present it is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John Saunders

Thank you, Jay.

Good morning, everyone, and thanks for joining us today.

The first quarter of 2014 was the second consecutive quarter of year-over-year revenue growth for Where Food Comes From. You’ll recall that in the fourth quarter we reported a 39% revenue increase and we followed that in the first quarter with a 34% increase. As you know, Where Food Comes From historically has delivered fairly consistent revenue growth and it’s good to be back on track. Restoration of double digit growth is attributable to a couple of factors: First, our M&A strategy – designed to increase the size and scope of our solutions portfolio and insulate us from the risks of ever-changing market dynamics – has been a great success. Second, demand for our legacy solutions such as Non-Hormone Treated Cattle and Verified Natural Beef programs has been on the rise.

I’d like to recap a few key financial highlights for the first quarter that are direct results of these two factors:

Q1 revenue was $1.4 million, up 34% from $1.0 million in the first quarter last year. Verification services revenue increased 41% to $1.2 million from $850,000 in Q1 last year. Specifically, this growth was due to an increase in the number of customers using our verification services – an increase associated primarily with our M&A strategy – although I’m happy to say our legacy IMI business also showed growth in the first quarter on a stand-alone basis. What makes this growth more impressive is that we achieved it in spite of a couple of significant challenges, which I referenced earlier in my comment about ever-changing market dynamics. The first challenge was the more than year-long deterioration of our Japanese source and age business, which contracted approximately 65% in 2013. Keep in mind, it wasn’t that long ago that Japanese verification activity was considered one of the cornerstones of our business and the thought of that going away almost overnight was unimaginable. Yet today, Japan represents only a fraction of our core business and we are healthier and stronger than ever as a company.

Our second challenge involved our most significant M&A transaction of 2013 -- Validus, the US leader in independent certification of socially responsible production practices covering pork, poultry and dairy. Validus overnight increased our customer base by 50% while adding unique new capabilities to our solutions portfolio. Their contribution to revenue in Q1 was significant, but not nearly what it would have been had not yet another unscheduled “market dynamic” presented itself – the Porcine Epidemic Diarrhea Virus, or PEDV. As a result of PEDV, Validus was prevented from doing pork audits in the first quarter, and that of course impacted their revenue. This makes our 34% revenue growth all the more impressive. And keep in mind, once we have sufficient bio-security systems in place, those Validus pork audits are expected to resume – so we believe that revenue was merely postponed.

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The broader point I’m trying to make is that, when we initiated our M&A program several years ago, this is one of the things we had in mind. By acquiring competitors with strengths similar to ours, we add customers and revenue sources and expand our geographic footprint. But by acquiring competitors with complementary skill sets, we also add customers and revenue streams but, more importantly, we insulate ourselves against the kinds of challenging market dynamics I just described – dynamics as diverse and random as Japan regulatory actions and domestic swine disease.

Looking at it from another perspective – and this is important to me both as CEO and as a large WFCF stockholder – the fact that Where Food Comes From now audits to more standards in more foods groups for more customers than any company in our space is absolutely critical because it not only spreads our risk and limits our downside when things like Japan and PEDV happen, but it expands our upside because we clearly have the most to offer in an industry expected to grow steadily for years to come – and to grow in ways we didn’t even anticipate a few years ago. Today we are one year closer to mandatory animal disease traceability, which we expect will put our ability to scale our business to the test. And we’re hearing more and more about consumer-driven trends such as the recent McDonald’s announcement around sourcing products from verified sustainable beef producers. We are currently auditing existing US beef producers to their own state’s existing Beef Quality Assurance programs.

A few more quick notes on M&A’s impact on Q1: In the first quarter, as I’m sure you’re aware, we closed the acquisition of the Merck Animal Health verification business. This transaction added new customers and revenue streams, and we’ll begin feeling the full effects of that in the second quarter when we’ll enjoy a full 3 months of contribution from that business versus just one month’s impact in Q1. The Merck deal combined with the Micro Technologies partnership, which added roughly 1,000 new customers, further consolidated our leadership position in the beef audit space, where Merck and Micro were our two largest competitors. We followed the Merck acquisition in March by exercising our call option to acquire the remaining 40% interest in International Certification Services, Inc., which is now a wholly owned subsidiary specializing in organic certification and the exploding gluten free space. We continue to evaluate M&A opportunities that support our plans for expansion and diversification.

In terms of the performances of our individual businesses, we are very encouraged by the trends we’re seeing. As I mentioned, the IMI business showed good growth in Q1 and Validus delivered solid results in spite of the PEDV situation and continues to justify our decision to move ahead with that acquisition. ICS, which we haven’t talked a lot about, has made great strides in implementing operational efficiencies and is expected to begin having a more significant impact on our bottom line results. As far as Merck and Micro go, we have quickly transitioned those customers into our system and are right on track with integration efforts.

Looking ahead in 2014, we’re optimistic about prospects for continued growth and an improved bottom line.

As always, we thank you for joining us on the call today.

Operator, I’ll now open the call to questions….

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Summary of Question and Answer session:

  When can we expect to resume pork audits? There are no definitive answers. Correct biosecurity measures (temperature/weather, frequency of conducting audit, virus exposure, etc.) need to be in place. There are opportunities for innovations around conducting audits and we are hoping to resume probably the later part of this year.

  WFCF brand revenue declined due to 2 large customers one-time initial fees earned in 2013.

  Can we break out Q1 numbers without acquisitions? It is difficult to break out organic growth because many source and age customers traded up to the NHTC and verified natural programs. Also, only one month of this quarter included Merck and probably doesn’t represent anything meaningful. Both Validus and IMI generate the minority of their revenue in Q1 due to seasonality. In Q4 2014 Validus revenue exceeded expectations. Our solutions are built for Q2 and Q3. Biosecurity measures demand full time employees which increase labor costs but eventually the sow industry will require those audits in order to catch up. We manage to profitability as a consolidated company so we look at bundling opportunities, cutting costs and diversification as to how companies source their products today.

  What is timing of McDonalds going to 3rd party verification? We have had a long term relationship with McDonalds and we work with many of their suppliers. They, as well as Walmart, are realistic about committing to 15% by 2023 of sustainable beef producers…they are not committing to 100% but will endorse existing programs to get product flowing such that in the future they can make a claim that in 5-7 years they can make a statement like “25% of beef is coming from sustainably produced farms.” We cannot estimate a date but what it does create for us is an industry that is looking at sustainability and animal welfare. This uniquely positions us in Castle Rock to deal with these types of issues they are dealing with…

  What is the most material opportunity for the Company in nest 12 months? Both McDonalds and Walmart would be hard to compete with the impact that they would have on our business but we are realistic in believing that they are not in a position to launch “McCertification.” We have producers and packers under NHTC that would do a good job at representing what McDonalds would be trending towards…similar to Whole Foods talking about GMO’s…

  When do you expect to see bundling synergies in the financials and margin improvements? We are already seeing it in ICS with combined service elements in Organics, and in Validus with combination of dairy and Holstein beef industries. In the past couple of weeks we have conducted our first joint audit. Materially, we may see financial impacts by Q1 next year.

  Will Japan source and age verification return in next couple of years? Japan is engaged in TPP negotiations and establishing some parameters around tariffs. Japan’s relationship with Australian beef with means US beef needs to continue to compete in Japan and with Australian’s mandatory ID programs.

  Cost of revenues – what needs to be done to “beef up” to handle mega-opportunities, ie EE headcount and capex? We are very lean but have very highly talented and capable employees which means we incur a fixed SG&A that must be absorbed in Q1 but it supports the ramp up in Q2. Additionally, we hire PT auditors in regional or specific commodity basis. Administratively, we have the bandwidth but we must wait on audits to come in during specific seasons.

  Is Costco an opportunity compared to McDonalds and Walmart? They are a great target for us and we have worked with Costco for many years. We are in touch with them weekly, meaning, we conduct a lot of customer service before we ever conduct our first on-farm or ranch audit for a specific customer which leads to our WFCF labeling program.

Closing remarks from John Saunders.